Exhibit 99.1

HomeAway, Inc. Reports Third Quarter 2015 Financial Results and Agrees to Acquisition by Expedia, Inc.

•	Announces addition of a traveler service fee to be launched in first half of 2016

•	Total revenue of $130.7 million, up 11.6% year-over-year (19.8% FX neutral)

•	Adjusted EBITDA of $40.2 million, up 27.2% year-over-year (39.7% FX neutral)

•	Online bookable listings of approximately 665,000, up 96.8% year-over-year

Austin, Texas – November 4, 2015 – HomeAway, Inc. (NASDAQ: AWAY), the world’s leading online marketplace for the vacation rental industry, today announced its financial results for the third quarter ended September 30, 2015. The company also announced that it has entered into a definitive agreement under which Expedia, Inc. (NASDAQ: EXPE) has agreed to acquire HomeAway®, including all of its brands, for an equity value of approximately $3.9 billion in cash and Expedia common stock, representing a per share price for HomeAway shares of $38.31, based on Expedia’s closing price on November 3, 2015. Under the terms of the transaction, Expedia will offer to acquire all of the outstanding shares of common stock of HomeAway in exchange for $10.15 in cash and 0.2065 of a share of Expedia common stock. Under the terms of the transaction, Expedia will acquire all of the outstanding shares of common stock of HomeAway through a tender offer, followed by a second-step merger. The Boards of Directors of both companies unanimously approved the transaction, which remains subject to customary closing conditions, including regulatory approvals and the tender of a majority of the outstanding shares of HomeAway common stock. The companies expect the transaction to close in the first quarter of 2016.

Management Commentary

“Today we’re announcing business model changes, including the addition of a traveler service fee in mid-2016, which will dramatically change our ability to compete and thrive in the coming years,” says Brian Sharples, chief executive officer of HomeAway. “Better monetization will allow us to accelerate revenue growth, but most importantly will provide more resources for an even better product and service experience for our owners, property managers and travelers.” Mr. Sharples noted traveler service fee, which will be based on a sliding scale, will begin rolling out in Q2 of 2016 and is expected to add an average of roughly 6% to most transactions that run through its online shopping cart. In conjunction with the new traveler service fee, the Company plans to lower commission rates for most of their pay-per-booking customers and provide financial incentives to subscribers based on their annual booking volume through HomeAway’s platform.

Mr. Sharples continued, “Separately, we’re thrilled to announce our agreement to join the Expedia family of leading travel brands and couldn’t be more excited about what this move means for our very bright future. We’re eager to benefit from Expedia’s distribution, technology and expertise, which will allow us to provide an even better product and service experience for our owners, property managers and travelers. In this way, I believe our combination with Expedia will turbocharge our growth and industry leadership for many years to come.”

“We have long had our eyes on the fast growing ~$100 billion alternative accommodations space and have been building on our partnership with HomeAway, a global leader in vacation rentals, for two years. Bringing HomeAway into the Expedia, Inc. family and adding its leading brands to our portfolio of the most trusted brands in travel is a logical next step,” said Dara Khosrowshahi, Chief Executive Officer, Expedia, Inc. “We have tremendous respect for the HomeAway team and the business they have built. With our expertise in powering global transactional platforms and our industry-leading technology capabilities, we look forward to partnering with them to accelerate their shift from a classified marketplace to an online, transactional model to create even better experiences for HomeAway’s global traveler audience and the owners and managers of its 1.2 million properties around the world.”

As a result of the announced transaction, HomeAway will not provide a fiscal 2015 business outlook and the previously scheduled conference call to discuss third quarter 2015 financial results has been canceled. Expedia, Inc. and HomeAway, Inc. will host a conference call to discuss the transaction on Wednesday, November 4, 2015 at 1:45 p.m. Pacific Time / 3:45 p.m. Central Time. Callers in the U.S. and Canada may dial 877-741-4244 and use passcode 4111332. All other international callers may dial 719-325-4784 and use passcode 4111332. A live webcast of the conference call will be available to the public at http://investors.homeaway.com and http://ir.expediainc.com. A replay of the call is expected to be available for at least three months.

A copy of the transaction press release is available on the investor relations page of the companies’ respective websites at http://investors.homeaway.com and http://ir.expediainc.com.

Third Quarter 2015 Financial Highlights

•	Total revenue increased 11.6% to $130.7 million from $117.1 million in the third quarter of 2014. On an FX neutral basis, year-over-year revenue growth was 19.8%. Growth in total revenue primarily reflected an increase in average revenue per subscription listing as a result of tiered pricing and bundled product offerings, the benefit of ancillary product and services revenue and an increase in listings.

•	Listing revenue increased 10.2% to $106.5 million from $96.6 million in the third quarter of 2014. On an FX neutral basis, year-over-year listing revenue growth was 19.7%.

•	Other revenue, which is comprised of ancillary revenue from owners, managers, and travelers, advertising, software and other items, increased 18.0% to $24.2 million from $20.5 million in the third quarter of 2014. Growth in other revenue primarily reflected increased adoption of value-added owner, manager and traveler products.

•	Net income attributable to HomeAway was $10.4 million, or $0.11 per diluted share, compared to net income attributable to HomeAway of $4.9 million, or $0.05 per diluted share, in the third quarter of 2014.

•	Adjusted EBITDA increased 27.2% (increased 39.7% FX neutral) to $40.2 million from $31.6 million in the third quarter of 2014. As a percentage of revenue, adjusted EBITDA was 30.8% compared to 27.0% in the third quarter of 2014.

•	Free cash flow increased 24.5% to $24.9 million from $20.0 million in the third quarter of 2014. On a trailing twelve month basis, free cash flow increased 8.6% to $127.2 million from $117.2 million in the comparable trailing twelve month period in the prior year.

•	Non-GAAP net income was $23.5 million, or $0.24 per diluted share, compared to non-GAAP net income of $18.9 million, or $0.20 per diluted share, in the third quarter of 2014.

Key Business Metrics

•	Paid listings at the end of the third quarter of 2015 were approximately 1,195,000, an increase of 15.5% from approximately 1,035,000 at the end of the third quarter of 2014. At the end of the third quarter of 2015, approximately 715,000 of the listings were subscription listings and approximately 480,000 were performance-based listings.

•	Average revenue per subscription listing during the third quarter of 2015 was $514, an FX neutral increase of 15.7 % compared to the third quarter of 2014.

•	Renewal rate was 72.4% at the end of the third quarter of 2015, compared to 72.2% at the end of the third quarter of 2014 and 71.8% at the end of the second quarter of 2015. Beginning in the second quarter of 2015, customers in Australia were directed to Stayz to list their property and are no longer able to renew HomeAway Australia listings. Accordingly, beginning in the second quarter of 2015, the Company excludes HomeAway Australia from the subscription renewal rate calculation. All periods prior to the second quarter of 2015 have been revised to exclude HomeAway Australia.

•	When including in the renewal rate subscribers that have transitioned to the pay-per-booking product, overall subscriber retention at the end of the third quarter of 2015 would have increased by 150 basis points compared to 130 basis points at the end of the second quarter of 2015.

•	Visits were 272.4 million during the third quarter of 2015, an increase of 17.3% compared to the third quarter of 2014.

Corporate Developments

On October 1, 2015, the Company acquired Dwellable, Inc., the creator of an online vacation rental search engine and mobile application that provides unique, interactive ways for travelers to find and book vacation rentals, for cash consideration of $18.0 million.

In the fourth quarter of 2013, the Company acquired a controlling interesting in travelmob. In October 2015, the Company acquired the remaining outstanding equity interest of travelmob on an accelerated timeline. In connection with the transaction, the Company expects to recognize an operating expense charge of $3.9 million in the fourth quarter of 2015.

About HomeAway

HomeAway, Inc. based in Austin, Texas, is the world leader in vacation rentals, with sites representing over one million paid listings of vacation rental homes in 190 countries. Through HomeAway, owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.es in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and Stayz.com.au in Australia; Bookabach.co.nz in New Zealand, and Asia Pacific short-term rental site, travelmob.com.

HomeAway also operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia, Inc. (“Expedia”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer is commenced, Expedia and its acquisition subsidiary will file a tender offer statement on Schedule TO, Expedia will file a registration statement on Form S-4, and HomeAway will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include, but are not limited to, information concerning HomeAway’s expected, possible or assumed future results of operations, growth and business outlook; foreign exchange trends and their effects on financial forecasts; the benefits of planned business model changes, including a traveler service fee; the ability to improve monetization; the availability of additional resources; the anticipated improvement in product and service experience; the implementation of the traveler service fee and the expected increase in revenue per transaction from the anticipated traveler service fee; the plan to lower commission rates and provide financial incentives to subscribers; the anticipated acquisition by Expedia; the anticipated benefits from Expedia’s distribution, technology and expertise; the anticipated improvements in product and service experience resulting from the pending Expedia acquisition; and the expected growth and enhanced industry leadership resulting from the anticipated Expedia acquisition.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” “look forward to,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to continue to attract and maintain a critical mass of property listings and travelers, particularly following the implementation of the planned traveler service fee and other business model changes, (b) changes in government regulations, (c) HomeAway’s ability to maintain and enhance its brand, (d) HomeAway’s ability to expand its customer base internationally, (e) changes in HomeAway’s effective tax rate, (f) a decrease in renewal of listings, (g) HomeAway’s inability to effectively manage its growth, (h) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (i) the impact of pay-per-booking or other changes in HomeAway’s pricing policies or those of its competitors, (j) HomeAway’s inability to execute its product and services development roadmap, including the business model changes and the addition of a traveler service fee, (k) the impact of general economic conditions, (l) fluctuations in foreign exchange rates, (m) HomeAway’s inability to introduce successful new products and services; (n) the inability to integrate and grow recent acquisitions, (o) inability to effectively execute HomeAway’s marketing strategy (p) changes in trends relating to performance-based listing and subscription sales, in particular in Europe, (q) the ability to consummate the planned Expedia acquisition and realize the anticipated benefits of the acquisition, (r) the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, and (s) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s most recent annual report on Form 10-K and most 10-Q filed on August 5, 2015, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent and Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by HomeAway. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA, free cash flow, non-GAAP net income and revenue adjusted for foreign currency. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets, stock-based compensation expense, interest expense (income), other expense (income), net, impact of noncontrolling interests, all net of income taxes. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures. HomeAway defines non-GAAP net income as its net income (loss) attributable to HomeAway, Inc. adjusted for the changes to the redemption value of noncontrolling interests and the after-tax effect of stock-based compensation expense, amortization of intangible assets, amortization of debt discount and issuance costs, net of amounts capitalized, and the impact on noncontrolling interests of these items, utilizing a tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments using a tax rate of 35% related to ongoing operations. Adjusted EBITDA and revenue adjusted for foreign currency, which HomeAway refers to as constant currency or FX neutral, assumes foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency Adjusted EBITDA or revenue, HomeAway divides its monthly U.S. dollar results by the applicable current year monthly average foreign exchange rates and then multiplies those amounts by the applicable prior year monthly average foreign exchange rates.

HomeAway management believes that the use of Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue are useful to investors in evaluating its operating performance for the following reasons:

•	HomeAway management uses Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•	Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	Securities analysts use Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue; and

•	Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA, free cash flow, non-GAAP net income or constant currency revenue may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA, free cash flow, non-GAAP net income and constant currency revenue have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

HomeAway defines a paid listing as an advertisement for a property paid via subscription or on a performance basis and displayed on one or more websites in its marketplace. Although listings may be displayed on multiple sites, a paid listing is counted only one time on its native HomeAway brand, or HomeAway website from which the listing originated. Subscription-based paid listings are purchased in advance by property owners or managers as a form of advertising to promote their vacation rentals to prospective travelers on one or more of the HomeAway websites, typically for one year. Performance-based paid listings allow property owners and managers to list a property with no initial upfront fees and, instead, pay HomeAway commissions on traveler bookings or fees on traveler inquiries.

Average revenue per subscription listing is computed by HomeAway as subscription listing revenue for the period divided by the average of paid subscription listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; and changes in brand mix. For the purposes of providing a foreign exchange neutral growth rate, subscription revenue per listing is calculated at prior year monthly foreign exchange rates.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. Unique property subscription listings that are removed from property managers’ accounts and subsequently replaced with new subscription listings within the same property manager’s account listings are not considered as renewals in HomeAway’s renewal rate calculation. HomeAway includes most subscription listings in its calculation of renewal rate with the exception of subscription listings sold by BedandBreakfast.com, Bookabach.co.nz and Stayz.com.au, which will remain excluded until HomeAway can further develop its database system. HomeAway excludes pay-for-performance listings from its renewal rate analysis since they are not sold on a subscription basis.

Visits to websites are measured by HomeAway through the use of a variety of tools, including solutions from third parties such as Google Analytics.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
Listing	$106,484	$96,601	$301,281	$278,459
Other	24,198	20,511	74,272	58,591

Total revenue	130,682	117,112	375,553	337,050
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	19,361	16,926	58,472	50,291
Product development	22,058	20,212	65,235	56,952
Sales and marketing	42,963	42,234	143,850	117,251
General and administrative	23,874	22,995	72,115	69,467
Amortization expense	2,819	3,397	8,713	10,163

Total costs and expenses	111,075	105,764	348,385	304,124

Operating income	19,607	11,348	27,168	32,926
Other income (expense):
Interest expense	(4,718)	(4,373)	(13,971)	(8,842)
Interest income	927	552	2,426	1,117
Other expense, net	(338)	(1,434)	(633)	(6,452)

Total other income (expense)	(4,129)	(5,255)	(12,178)	(14,177)

Income before income taxes	15,478	6,093	14,990	18,749
Income tax expense	(5,625)	(845)	(9,757)	(5,909)

Net income	9,853	5,248	5,233	12,840
Less: Impact of noncontrolling interests, net of tax	(564)	336	(709)	(382)

Net income attributable to HomeAway, Inc.	$10,417	$4,912	$5,942	$13,222

Net income per share attributable to HomeAway, Inc.:
Basic	$0.11	$0.05	$0.06	$0.14
Diluted	$0.11	$0.05	$0.06	$0.14

Weighted average number of shares outstanding:
Basic	95,716	94,106	95,162	93,507
Diluted	97,688	96,389	97,389	96,358

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$301,293	$292,325
Short-term investments	618,343	520,844
Accounts receivable, net of allowance for doubtful accounts of $633 and $663 as of September 30, 2015 and December 31, 2014, respectively	24,019	23,189
Income tax receivable	1,680	1,900
Prepaid expenses and other current assets	18,269	17,913
Deferred tax assets	9,384	8,774

Total current assets	972,988	864,945
Property and equipment, net	60,773	56,173
Goodwill	460,049	493,671
Intangible assets, net	58,003	70,456
Non-marketable investments	39,549	35,285
Deferred tax assets	880	1,545
Other non-current assets	6,295	8,053

Total assets	$1,598,537	$1,530,128

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$7,487	$8,281
Income tax payable	907	1,344
Accrued expenses	50,446	50,255
Deferred revenue	193,769	170,522

Total current liabilities	252,609	230,402
Convertible senior notes, net	329,905	316,181
Deferred revenue, less current portion	2,981	3,179
Deferred tax liabilities	24,376	26,624
Other non-current liabilities	19,817	12,192

Total liabilities	629,688	588,578

Redeemable noncontrolling interests	9,033	9,742

Stockholders’ equity
Common stock	10	9
Additional paid-in capital	1,076,292	1,022,586
Accumulated other comprehensive loss	(60,608)	(28,053)
Accumulated deficit	(55,878)	(62,734)

Total stockholders’ equity	959,816	931,808

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,598,537	$1,530,128

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months
	Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$5,233	$12,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,204	12,091
Amortization of intangible assets	8,713	10,163
Amortization of debt discount and transaction costs	13,764	8,720
Amortization of premiums on securities and other	8,683	4,288
Stock-based compensation	37,487	35,582
Excess tax benefit from stock-based compensation	(8,161)	(2,583)
Deferred income taxes	(1,368)	(435)
Net unrealized foreign exchange (gain) loss	15,564	(6,057)
Realized loss (gain) on foreign currency forwards	(15,081)	12,011
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(2,172)	(2,591)
Income tax receivable	(426)	(1,590)
Prepaid expenses and other current assets	(2,519)	(4,938)
Accounts payable	1,151	6,668
Accrued expenses	1,748	(3,394)
Income tax payable	7,087	1,272
Deferred revenue	29,667	25,392
Other non-current liabilities	3,520	3,976

Net cash provided by operating activities	119,094	111,415

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(17,847)
Change in restricted cash	122	166
Purchases of intangibles and other assets	(278)	(303)
Purchases and sales of non-marketable investments	(3,866)	(10,135)
Purchases of short-term investments	(379,387)	(473,331)
Proceeds from maturities and redemptions of marketable securities	272,022	23,048
Proceeds from sales of marketable securities	1,525	4,358
Net settlement of foreign currency forwards	15,081	(12,011)
Purchases of property and equipment	(23,792)	(20,456)

Net cash used in investing activities	(118,573)	(506,511)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	—	390,978
Proceeds from issuance of warrants	—	38,278
Purchase of convertible note hedge	—	(85,853)
Other financing activities	—	(919)
Proceeds from exercises of options to purchase common stock	9,640	22,827
Excess tax benefit from stock-based compensation	8,161	2,583

Net cash provided by financing activities	17,801	367,894

Effect of exchange rate changes on cash and cash equivalents	(9,354)	(5,303)

Net increase (decrease) in cash and cash equivalents	8,968	(32,505)
Cash and cash equivalents at beginning of period	292,325	324,608

Cash and cash equivalents at end of period	$301,293	$292,103

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Net income attributable to HomeAway, Inc.	$10,417	$4,912	$5,942	$13,222
Add:
Depreciation and amortization	7,997	7,595	24,917	22,254
Stock-based compensation	12,618	12,671	37,487	35,582
Interest expense	4,718	4,373	13,971	8,842
Interest income	(927)	(552)	(2,426)	(1,117)
Other expense, net	338	1,434	633	6,452
Income tax expense	5,625	845	9,757	5,909
Impact of noncontrolling interests, net of tax	(564)	336	(709)	(382)

Adjusted EBITDA	$40,222	$31,614	$89,572	$90,762

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Cash provided by operating activities	$24,640	$25,527	$119,094	$111,415
Cash paid for interest	251	253	503	253
Excess tax benefit from stock-based compensation	5,730	1,362	8,161	2,583
Capital expenditures	(5,675)	(7,107)	(23,792)	(20,456)

Free cash flow	$24,946	$20,035	$103,966	$93,795

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Net income attributable to HomeAway, Inc.	$10,417	$4,912	$5,942	$13,222
Add:
Stock-based compensation	12,618	12,671	37,487	35,582
Amortization expense	2,819	3,397	8,713	10,163
Amortization of debt discount and issuance costs, net	4,592	4,247	13,583	8,576
Related tax effect	(7,010)	(7,110)	(20,924)	(19,012)
Changes to redemption value of noncontrolling interests	91	851	914	851
Impact on noncontrolling interests of non-GAAP adjustments	(38)	(78)	(152)	(218)

Non-GAAP net income	$23,489	$18,890	$45,563	$49,164

Non-GAAP earnings per share - diluted	$0.24	$0.20	$0.47	$0.51

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Stock-based compensation:
Cost of revenue	$881	$847	$2,615	$2,415
Product development	3,931	3,485	10,769	9,589
Sales and marketing	3,152	2,763	9,003	7,868
General and administrative	4,654	5,576	15,100	15,710

Total	$12,618	$12,671	$37,487	$35,582

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Depreciation:
Cost of revenue	$1,554	$1,218	$4,922	$3,512
Product development	1,249	1,007	3,850	2,907
Sales and marketing	1,589	1,373	5,090	3,970
General and administrative	786	600	2,342	1,702

Total	$5,178	$4,198	$16,204	$12,091

Investor Contact:

Jen Ford

Senior Director, Investor Relations, HomeAway, Inc.

(512) 505-1751

investors@homeaway.com

Media Contact:

Jordan Hoefar

Manager, Corporate Communications, HomeAway, Inc.

(512) 505-1857

jhoefar@homeaway.com

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